Exhibit 99.1

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                                                              Maxcor Financial

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FOR IMMEDIATE RELEASE

Contact:
Maxcor Financial Group Inc.
Two World Trade Center, 84th Floor
New York, NY  10048
(212) 748-7000, Roger Schwed (Investor Relations)

MAXCOR INFORMATION UNIT SIGNS AGREEMENT WITH TELERATE

        Telerate to provide indicative pricing for emerging market debt using data sourced from Euro Brokers

         NEW YORK, March 25, 1999 - Maxcor Information Inc., a subsidiary of Maxcor Financial Group Inc. (Nasdaq: MAXF), today announced that it has concluded an agreement with Telerate, Inc. to provide pricing and other data on emerging market bonds to Telerate subscribers. The data will be sourced from Euro Brokers, the leading interdealer broker in emerging market debt.

         Under the agreement, Telerate will use the licensed Euro Brokers data to prepare and distribute indicative pricing information on emerging market debt securities, such as Brady bonds and global bonds. The Telerate product also will include summary historical data and aggregate trading volumes for emerging market bonds, as well as an array of optional "add-on" services.

         "Telerate is delighted to include Euro Brokers pricing data as an integral part of the Telerate Plus package," said Rick Snape, chief operating officer of Telerate. "With this agreement, Telerate customers will enjoy unmatched emerging markets coverage, including the best pricing data, the most competitive news and the most complete selection of emerging markets optional services."

         "We are excited by the prospect of developing information products with Telerate," said Greg Manning, director of information sales and marketing at Maxcor Information. "Telerate has always been a leader in the delivery of quality fixed income price information, and they will be a key strategic partner for us in this area."

         The license of the Euro Brokers data to Telerate is on a non-exclusive basis and has an initial term of three years. Other financial terms of the agreement were not disclosed.

         Maxcor Information Inc. is a subsidiary of Maxcor Financial Group Inc., a financial services holding company whose common stock is traded on the Nasdaq National Market under the symbol "MAXF". Euro Brokers is a division of Maxcor Financial Inc., a registered broker-dealer and also a subsidiary of Maxcor Financial Group. Through the Euro Brokers division and











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other subsidiaries and affiliates, Maxcor Financial Group is a leading domestic and international inter-dealer brokerage firm specializing in emerging market products, cash deposits and other money market instruments, interest rate and currency derivatives, natural gas, electricity, weather and other energy products, repurchase agreements and other fixed income securities. Maxcor Financial Group employs approximately 625 persons and maintains principal offices in New York, Stamford, London, Geneva, Tokyo, Toronto and Mexico City.

         Telerate, Inc., formerly Dow Jones Markets, was acquired by Bridge Information Systems in May 1998 and is a wholly-owned subsidiary of BRIDGE. Through terminal and data feed products, Telerate supplies data and news for the fixed income, foreign exchange, money, derivatives and energy markets to more than 90,000 users globally. More than twenty-five years ago, Telerate pioneered electronic delivery of financial information in the fixed income markets. Today, Telerate, a leading provider of real-time financial information, is further enhanced by the integration of BRIDGE data and news into Telerate products, and the utilization of BRIDGE's IP network and server architecture.











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